Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Stephanie Grant
Corporate Communications
Marriott Vacations Worldwide Corporation
858.752.7444
Stephanie.Grant@mvwc.com
Marriott Vacations Worldwide Completes Second Securitization of
Vacation Ownership Loans in 2022
ORLANDO, Fla. - November 3, 2022 - Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW” or the “Company”) announced today the completion of its second timeshare receivable securitization of 2022 (the “2022-2 securitization”), offered pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended. $280 million of notes (the “Notes”) were issued in the transaction, backed by a pool of approximately $286 million of vacation ownership loans from a variety of the Company’s timeshare brands.
The Notes were issued by MVW 2022-2 LLC (the “LLC”) in four classes: approximately $181 million of Class A Notes, approximately $45 million of Class B Notes, approximately $32 million of Class C Notes, and approximately $22 million of Class D Notes. The Class A Notes have an interest rate of 6.11 percent, the Class B Notes have an interest rate of 6.55 percent, the Class C Notes have an interest rate of 7.62 percent, and the Class D notes have an interest rate of 9.0 percent. MVW elected to retain the Class D Notes. The weighted average cost of funds of the first three classes of notes sold to third parties was 6.37 percent. The overall weighted average interest rate of the Notes is 6.58 percent, without giving effect to the Company’s retention of the Class D Notes, and the transaction has a gross advance rate of 98 percent.
Approximately $286 million of loans were purchased on November 3, 2022, by the LLC. MVW received $259 million in proceeds from the first three classes of notes sold to third parties, from which approximately $129 million was used to repay all outstanding amounts previously drawn under MVW’s $425 million warehouse credit facility, approximately $6 million was used to pay transaction expenses and fund required reserves, and the remaining $124 million will be used for general corporate purposes. In connection with the 2022-2 securitization, the Company redeemed the MVW 2016-1 transaction for approximately $22 million, with the majority of the loans acquired through the redemption having been purchased by the LLC.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Unless so registered, the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation (NYSE:VAC) is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The Company has over 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates exchange networks and membership programs comprised of nearly 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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